To:    Keate Despain
From: Brian Bronson
Date:    January 28, 2015
Re:    Transition Agreement

Keate,

We discussed that your current position with Radisys Corporation (“Radisys”) is being eliminated due to the organization changes with a termination date of February 6, 2015 (“Transition Date”). This letter addresses the details and terms of this transition.

Details and terms upon which this offer of severance is conditioned are as follows:

•	Remain in your current role through the Transition Date.

•	You agree to remain actively at work and perform your work satisfactorily with focus on the agreed to objectives to be defined between now and the Transition Date.

As provided in your Amended and Restated Executive Severance Agreement dated October 10, 2012 (the “Severance Agreement”), you will be provided with certain benefits in exchange for your execution of the Release of Claims provided to you, without revocation, and your compliance with the other terms and conditions set forth in your Severance Agreement. Before signing the Release of Claims, you are advised to consult an attorney. You may take 21 days from the last day of your active employment to consider whether you wish to sign the Release of Claims and receive your severance benefits. The “Effective Date” of your Release of Claims will be the eighth calendar day after you sign and return it (the “Effective Date”). Under your Severance Agreement, your severance benefits, if you elect to receive such benefits, will be as follows:

•
Pursuant to Section 3.1(a) of your Severance Agreement, you will receive a severance amount equal to six (6) months of base salary. This amount is $136,500 (i.e. 6 times your monthly base salary of $22,750). This amount will be paid out in one lump sum (less tax and other applicable deductions). The severance check is to be delivered to you directly and not direct deposited and will be delivered within 5 days following the Effective Date of the Release of Claims.

•	Pursuant to Section 3.1(b) of your Severance Agreement, Radisys will pay the COBRA premiums due for you and your currently enrolled dependents for an additional six (6) months beginning March 2015.

•	You acknowledge that you will be forfeiting your rights to any 2015 variable pay amounts. Radisys’ variable pay plans state that you are required to be an active employee at the time of payout.

Additional details and terms upon which this offer of severance is conditioned are as follows:

•
As outlined in your option agreements, you will have three months following the Transition Date to exercise any vested but unexercised stock options. At the end of the three-month period, you forfeit the ability to exercise vested stock options. Any unvested restricted stock units (RSU’s) will be forfeited and cancelled as of the Transition Date. You may at any time sell the shares of Radisys common stock received when the RSU’s vested. There is no term on shares received upon vesting of RSU’s and therefore no expiration date. Vested RSU’s shares can be sold at any time.

•
If requested, you will enter into a consulting agreement pursuant to which Radisys will retain the services of your consulting business. Any such consulting agreement will (i) provide for payments not to exceed $38,500 for sixteen (16) weeks of consulting services (not to exceed 8 hours of services per week), (ii) specify certain objectives and deliverables (which may include managing the remaining Nokia hardware business that reports to Mac Lavier) and (iii) include such other terms and conditions as may be approved by the Radisys Board of Directors (or appropriate committee thereof).

•
You are reminded that you have signed an Employee Agreement that is in effect for a period of one year from the Transition Date, which restricts employment with direct Radisys competitors. If you consider employment opportunities that may be considered a Radisys competitor, you must have agreement from Radisys prior to accepting employment.

•	Radisys will reimburse you for the cost of up to $5,000 for eligible outplacement services upon presentation of acceptable documentation.

Please sign this agreement to acknowledge and agree to the above details and terms.

/s/ Keate Despain	January 28, 2015
Keate Despain	Date